                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0059
                                                      Expires:   August 31, 2004
                                                      Estimated average burden
                                                      hours per response...14.73

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          Hollinger International Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                      (HOLLINGER INTERNATIONAL INC. LOGO)

                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
               TELEPHONE (312) 321-2299; FACSIMILE (312) 321-0629

                                 MARCH 26, 2003

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of Hollinger International Inc. (the "Company") to be held on Thursday, May 22, 2003, at 11:00 a.m., local time, at the Metropolitan Club, One East 60th Street, New York, New York 10022.

     At the meeting you will be asked to elect 12 directors. The Board of Directors will also report on the Company's affairs and a discussion period will be provided for questions and comments. The Board of Directors recommends that you vote in favor of the proposal to elect the nominated directors.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy in the postage paid envelope provided at your earliest convenience.

                                    Very truly yours,

                                    -s- CONRAD N. BLACK
                                    LORD BLACK OF CROSSHARBOUR, PC(CAN), OC,
                                    KCSG
                                    Chairman of the Board of Directors
                                    and Chief Executive Officer

                      (HOLLINGER INTERNATIONAL INC. LOGO)

                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
               TELEPHONE (312) 321-2299; FACSIMILE (312) 321-0629
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 2003
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Hollinger International Inc. (the "Company") will be held on Thursday, May 22, 2003, at the Metropolitan Club, One East 60th Street, New York, New York 10022, at 11:00 a.m., local time, for the following purposes:

          1. To elect 12 directors to serve for a one-year term expiring at the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified (the "Director Election Proposal").

          2. To transact such further and other business as may properly come before the meeting or any adjournments or postponements thereof.

     Directors shall be elected by a plurality of the votes cast in person or by proxy by holders of the Company's Class A Common Stock, par value $.01 per share ("Class A Common Stock") and Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with Class A Common Stock, "Common Stock") voting together as a single class. Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share.

     The Board of Directors has fixed the close of business on March 24, 2003 (the "Record Date") as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders as of the Record Date will be available for inspection by stockholders at the Company's office located at 712 5th Avenue, New York, New York 10019 during ordinary business hours in the ten-day period prior to and including the Annual Meeting.

     As of the Record Date, Hollinger Inc. directly or indirectly owned all of the Class B Common Stock and 11,488,831 shares of Class A Common Stock, which in the aggregate represented 72.6% of the outstanding combined voting power of the Common Stock. Therefore, Hollinger Inc. has sufficient voting power to approve the Director Election Proposal regardless of the vote of any other stockholders.

                                          By Order of the Board of Directors,

                                          -s- MARK S. KIPNIS
                                          MARK S. KIPNIS
                                          Vice President-Law and Secretary
March 26, 2003

     Whether or not you plan to attend the meeting in person, you are requested to mark, sign, date and return the enclosed proxy card in the enclosed, addressed, postage paid envelope provided for that purpose.

                      (HOLLINGER INTERNATIONAL INC. LOGO)
                            ------------------------
               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 2003
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hollinger International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Thursday, May 22, 2003, at 11:00 a.m., local time, at the Metropolitan Club, One East 60th Street, New York, New York 10022. This Proxy Statement is being mailed on or about March 26, 2003. Proxies are being solicited from holders of record as of the close of business on March 24, 2003 (the "Record Date") of the outstanding shares of the Company's Class A Common Stock, par value $.01 per share ("Class A Common Stock") and Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with Class A Common Stock, "Common Stock") for use at the Annual Meeting and at any adjournments or postponements thereof.

     At the Annual Meeting, stockholders of the Company will be asked to vote upon the following:

          1. To elect 12 directors to serve for a one-year term expiring at the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified (the "Director Election Proposal").

          2. To transact such further and other business as may properly come before the meeting or any adjournments or postponements thereof.

     It is expected that the solicitation will be primarily by mail, telephone or electronically, but proxies may also be solicited personally by regular employees of the Company. The cost of such solicitation will be borne by the Company. The Company will not pay any compensation for the solicitation of proxies, but upon request will reimburse banks, brokers and other nominees for their reasonable expenses incurred in sending proxy materials to, and obtaining instructions from, beneficial owners.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
THE COMPANY.................................................    3
THE ANNUAL MEETING..........................................    3
     General................................................    3
     Record Date............................................    3
     Required Votes.........................................    3
     Proxies................................................    4
     Ownership by Hollinger Inc.............................    4
PRINCIPAL STOCKHOLDERS......................................    5
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    7
     Relationship with Hollinger Inc........................    7
     Management Services....................................    8
     Business Opportunities.................................    8
     Other Transactions.....................................    9
THE DIRECTOR ELECTION PROPOSAL..............................   10
     Information Concerning Nominees as Directors...........   11
     Meetings and Committees................................   13
     Directors' Compensation................................   15
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................   15
     Executive Compensation.................................   15
INDEPENDENT AUDITORS........................................   23
STOCKHOLDER PROPOSALS.......................................   23
OTHER MATTERS...............................................   24
Annex A AUDIT COMMITTEE CHARTER.............................  A-1

     As used in this Proxy Statement, unless the context otherwise requires, (i) the "Company" refers to Hollinger International Inc. and its consolidated subsidiaries; (ii) "Publishing" refers to Hollinger International Publishing Inc. and its consolidated subsidiaries; (iii) "Jerusalem Post" refers to the subsidiaries of the Company publishing The Jerusalem Post; (iv) "The Telegraph" refers to Telegraph Group Limited and its consolidated subsidiaries; (v) "Hollinger L.P." refers to Hollinger Canadian Newspapers, Limited Partnership;
(vi) "Hollinger Inc." refers to Hollinger Inc. and its consolidated subsidiaries; and (vii) "HCPH" refers to Hollinger Canadian Publishing Holdings Co.

                                  THE COMPANY

     The Company is a global newspaper publisher with English-language newspapers in the United States, the United Kingdom, Canada and Israel. Its assets include The Daily Telegraph, the Chicago Sun-Times, a large number of daily and community newspapers in the greater Chicago metropolitan area, The Jerusalem Post, various Canadian daily and non-daily newspaper properties and miscellaneous Canadian business magazines and tabloids and a portfolio of investments. The Company's Canadian interests are owned through HCPH and Hollinger L.P., in which the Company has approximately an 87% interest. The Company's objective is to achieve improvements in the cash flow and profitability of its newspapers.

                               THE ANNUAL MEETING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors from holders of Common Stock for use at the Annual Meeting.

     At the Annual Meeting, stockholders will be asked to vote upon the following:

     1.DIRECTOR ELECTION PROPOSAL: To elect 12 directors to serve for a one-year term expiring at the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     2.OTHER BUSINESS: To transact such further and other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE

     The Board of Directors has fixed the close of business on March 24, 2003 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, 72,316,328 shares of Class A Common Stock were outstanding and held by approximately 200 holders of record (and approximately 5,000 beneficial owners) and 14,990,000 shares of Class B Common Stock were outstanding and held directly or indirectly by Hollinger Inc. Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share.

REQUIRED VOTES

     Directors shall be elected by a plurality of the votes cast in person or by proxy by holders of Common Stock. An abstention is deemed "present" but is not deemed a "vote cast." As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on the election of directors.

     As of the Record Date, Hollinger Inc. directly or indirectly owned approximately 72.6% of the combined voting power of the outstanding Common Stock. Consequently, Hollinger Inc. has sufficient voting power to elect the Directors regardless of the vote of any other stockholders. Hollinger Inc. has indicated that it will vote in favor of the nominated Directors.

PROXIES

     Stockholders of record on the Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Annual Meeting. The presence, in person or by properly executed proxy, of holders of one-third of the votes attributable to the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting.

     All shares represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" the Director Election Proposal. The Board of Directors does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement, that will come before the Annual Meeting.

     If a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed, the Company may adjourn or postpone the Annual Meeting by a vote of the stockholders present. If the Company proposes to adjourn or postpone the Annual Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment or postponement.

     Any proxy given may be revoked at any time before it is voted. Proxies may be revoked by (i) filing with the Company Secretary, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Company Secretary at or before the Annual Meeting; or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to: Hollinger International Inc., 401 North Wabash Avenue, Suite 740, Chicago, Illinois 60611, Attention:
Secretary.

     Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

OWNERSHIP BY HOLLINGER INC.

     Hollinger Inc. directly or indirectly owns 30.2% of the combined equity interest and 72.6% of the combined voting power of the outstanding Common Stock. As a result, Hollinger Inc. will continue to be able to control the outcome of any election of directors and to direct management policy, strategic direction and financial decisions of the Company and its subsidiaries.

     Hollinger Inc. is effectively controlled by Lord Black of Crossharbour, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Lord Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Lord Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 24, 2003, certain information regarding those persons or entities known to hold more than 5% of the outstanding shares of Class A Common Stock and Class B Common Stock and ownership of Class A Common Stock and Class B Common Stock by the named executive officers, the incumbent directors and all directors and executive officers as a group.

                                                            CLASS AND
                                                        NUMBER OF SHARES                     PERCENT
           NAME AND ADDRESS                         BENEFICIALLY OWNED (1)(2)              OF CLASS (3)
           ----------------                         -------------------------              ------------
Southeastern Asset Management Inc. ...   17,253,400   Class A Common  (10)                     23.9%
Suite 800
6410 Poplar Avenue
Memphis, Tennessee 38119
Tweedy, Browne Company LLC............   13,340,090   Class A Common  (11)                     18.4%
350 Park Avenue
New York, New York 10022
Hollinger Inc. and affiliates.........   27,887,081   Class A Common  (4)                      31.4%
10 Toronto Street.....................   14,990,000   Class B Common  (4)                     100.0%
Toronto, Ontario
M5C 2B7 Canada
Lord Black of Crossharbour, PC(Can),
  OC, KCSG............................   27,887,081   Class A Common  (1), (2), (4), (5)       31.4%
                                         14,990,000   Class B Common  (4), (5)                100.0%
Peter Y. Atkinson.....................      425,809   Class A Common  (1), (2)                     *
Barbara Amiel Black...................   27,887,081   Class A Common  (1), (2), (4), (6)       31.4%
                                         14,990,000   Class B Common  (6)                     100.0%
J.A. Boultbee.........................      423,392   Class A Common  (1), (2)                     *
The Hon. Richard R. Burt..............       20,250   Class A Common  (1)                          *
Daniel W. Colson......................      973,593   Class A Common  (1), (2), (7)             1.3%
Frederick A. Creasey..................       56,250   Class A Common  (1)                          *
Paul B. Healy.........................      207,650   Class A Common  (1)                          *
Mark S. Kipnis........................       96,250   Class A Common  (1)                          *
Dr. Henry A. Kissinger................       20,250   Class A Common  (1)                          *
Marie-Josee Kravis, O.C. .............       20,250   Class A Common  (1)                          *
Peter K. Lane.........................            0   Class A Common                               *
Shmuel Meitar.........................       20,250   Class A Common  (1)                          *
Gordon A. Paris.......................            0   Class A Common                               *
The Hon. Richard N. Perle.............       14,325   Class A Common  (1), (8)                     *
F. David Radler.......................    1,595,104   Class A Common  (1), (2), (9)             2.2%
Robert T. Smith.......................       45,000   Class A Common  (1)                          *
The Hon. James R. Thompson............       20,250   Class A Common  (1)                          *
All Directors and Executive Officers
  as a group (18 persons).............   31,091,031   Class A Common  (12)                     33.8%

---------
 (1) Includes shares subject to presently exercisable options or options exercisable within 60 days of March 24, 2003 held by executive officers and directors under the Company's 1994 Stock Option Plan, 1997 Stock Incentive Plan and 1999 Stock Incentive Plan as follows: Lord Black 1,180,000 shares; Mr. Atkinson 374,250 shares; Mrs. Black 217,500 shares; Mr. Boultbee 365,250 shares; Mr. Burt 19,750 shares; Mr. Colson 742,500 shares; Mr. Creasey 56,250 shares; Mr. Healy 207,650 shares; Mr. Kipnis 96,250 shares; Dr. Kissinger 19,750 shares; Mrs. Kravis 19,750 shares; Mr. Meitar 19,750 shares; Mr. Perle 3,125 shares; Mr. Radler 1,180,000 shares; Mr. Smith 45,000 shares and Mr. Thompson 19,750 shares.

 (2) The directors and executive officers as a group (18 persons) were the beneficial owners of 31,091,031 shares of Class A Common Stock (which includes: presently exercisable options to purchase 4,574,025 shares of Class A Common Stock, 14,990,000 shares of Class B Common Stock which are convertible into an equal number of shares of Class A Common Stock; and 2,479,456 shares of Hollinger Inc. Series II Preference Shares ("Series II Shares") which are exchangeable for 1,140,550 shares of Class A Common Stock as of March 24, 2003) and 822,839 Hollinger Inc. Retractable Common Shares and/or options ("Retractable Shares") which are exchangeable at the option of Hollinger Inc. for 498,188 shares of Class A Common Stock; or approximately 33.8% of the outstanding Class A Common Stock. Ownership of the Retractable Shares is as follows: Mr. Atkinson 85,158 Retractable Shares exchangeable for 51,559 shares; Mrs. Black 1,650 Retractable Shares exchangeable for 999 shares; Lord Black 250,000 Retractable Shares exchangeable for 151,363 shares; Mr. Boultbee 96,031 Retractable Shares exchangeable for 58,142 shares; Mr. Colson 160,000 Retractable Shares exchangeable for 96,872 shares; and Mr. Radler 230,000 Retractable Shares exchangeable for 139,253 shares. Ownership of the Series II Shares is as follows: Lord Black 1,611,039 Series II Shares exchangeable for 741,078 shares; Mr. Colson 290,697 Series II Shares exchangeable for 133,721 shares; and Mr. Radler 577,720 Series II Shares exchangeable for 265,751 shares. The directors and executive officers as a group were also the beneficial owners of 14,990,000 shares of Class B Common Stock or 100% of the outstanding Class B Common Stock, as of March 24, 2003.

 (3) An asterisk (*) indicates less than one percent of a class of stock.

 (4) Includes: 14,990,000 shares of Class A Common Stock into which an equal number of shares of Class B Common Stock are convertible. The Ravelston Corporation Limited ("Ravelston"), 10 Toronto Street, Toronto, Ontario, Canada M5C 2B7, effectively controls Hollinger Inc. through its direct or indirect control or direction (including through its subsidiary Argus Corporation Limited ("Argus")) over 78% of the outstanding Retractable Shares of Hollinger Inc. Lord Black indirectly controls Ravelston. Certain executive officers of the Company, including Lord Black and Messrs. Radler, Colson, Atkinson, Boultbee and Creasey, are employees of Ravelston. Lord Black also beneficially owns 12,886,331 shares of Class A Common Stock (which include direct or indirect control or direction of Retractable Shares, Series II Shares and options, as described in notes (1) and (2), and also include options owned by his spouse, Barbara Amiel Black, as described in note (1); Lord Black disclaims beneficial ownership of his spouse's options). As of March 24, 2003, there were 32,939,686 outstanding Retractable Shares and 4,580,979 outstanding Series II Shares of Hollinger Inc. Certain of the executive officers and directors of the Company, including Lord Black and Messrs. Radler, Colson, Atkinson, Boultbee, Creasey and Mrs. Black, also own, directly or indirectly, equity securities of Hollinger Inc. or own or have the right to acquire equity securities of Hollinger Inc. through Hollinger Inc.'s Executive Share Option Plan. As of March 24, 2003, all executive officers and directors of the Company and other entities controlled by Lord Black beneficially held an aggregate of 26,117,242 Retractable Shares and 2,479,456 Series II Shares of Hollinger Inc., or approximately 79.3% of the outstanding Retractable Shares and 54.1% of the outstanding Series II Shares, respectively.

 (5) Includes: 9,600 shares of Class A Common Stock which are held by Conrad Black Capital Corporation; 600 shares of Class A Common Stock owned by Lord Black; 500 shares of Class A Common Stock owned by Mrs. Black; and 50 shares of Class A Common Stock owned by Lord Black's son. Lord Black disclaims beneficial ownership of his spouse's and son's securities. Also includes: 14,990,000 shares of Class B Common Stock; and 892,441 shares of Class A Common Stock into which 250,000 Retractable Shares and 1,611,039 Series II Shares are exchangeable.

 (6) Includes 999 shares of Class A Common Stock for which 1,650 Retractable Shares are exchangeable. Mrs. Black may be deemed to have beneficial ownership of the shares of Common Stock held by Hollinger Inc., Conrad Black Capital Corporation and Lord Black. Mrs. Black disclaims beneficial ownership of such securities. See Note (5) above.

 (7) Includes 230,593 shares of Class A Common Stock for which 160,000 Retractable Shares and 290,697 Series II Shares are exchangeable and 500 shares of Class A Common Stock owned by Mr. Colson.

 (8) Includes 5,000 shares of Class A Common Stock held by Mr. Perle's wife, 2,100 shares of Class A Common Stock held by the Perle Defined Pension Plan as to which Mr. Perle may be deemed to have indirect beneficial ownership and 4,100 shares owned by Mr. Perle.

 (9) Includes 9,500 shares of Class A Common Stock held by F.D. Radler Ltd., 200 shares of Class A Common Stock held by Mr. Radler's spouse, 200 shares of Class A Common Stock held by one daughter and 200 shares of Class A Common Stock held by another daughter, as to which Mr. Radler may be deemed to have indirect beneficial ownership. Mr. Radler disclaims beneficial ownership of the Class A Common Stock held by his spouse and daughters. Also includes 405,004 shares of Class A Common Stock for which 230,000 Retractable Shares and 577,720 Series II Shares are exchangeable.

(10) The information concerning the beneficial ownership of Southeastern Asset Management Inc. has been obtained from a Schedule 13G filed with the Commission by such person on February 13, 2003. Such information has not been independently verified by the Company.

(11) The information concerning the beneficial ownership of Tweedy, Browne Company LLC has been obtained from a Schedule 13G filed with the Commission by such person on January 23, 2003. Such information has not been independently verified by the Company.

(12) See notes (1) through (11).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH HOLLINGER INC.

     GENERAL. Hollinger Inc. and its wholly-owned subsidiaries presently have the exclusive right to vote shares constituting approximately 72.6% of the total voting power of the Common Stock and the ability to elect the entire Board of Directors. Five of the nominees (Lord Black, Mr. Atkinson, Mr. Colson, Mr. Radler and Mrs. Black) for election to the Board of Directors of the Company are officers or directors of Hollinger Inc.

     SECURITY FOR HOLLINGER INC. SENIOR SECURED NOTES. On March 10, 2003, Hollinger Inc. completed an offering of $120 million principal amount 11 7/8% senior secured notes due 2011. All of the shares of Class B Common Stock and 10,108,302 shares of Class A Common Stock owned by Hollinger Inc. and its wholly-owned subsidiaries are pledged as security for the Hollinger Inc. senior secured notes.

     COMPANY LOAN TO HOLLINGER INC. On July 11, 2000, the Company loaned $36.8 million to a subsidiary of Hollinger Inc. which is payable on demand and accrues interest at the rate of 90 day LIBOR plus 3% per quarter. On March 10, 2003, the amount outstanding, including accrued interest, was $46.2 million. In conjunction with the closing of Hollinger Inc.'s offering of senior secured notes, Hollinger Inc. and the Company agreed to amend these debt arrangements as follows:

     - $25.8 million otherwise due to Hollinger Inc. upon a repurchase of Class A Common Stock and a redemption of Series E Preferred Stock was offset against the amount due from Hollinger Inc.;

     - the remaining debt of $20.4 million has been subordinated in right of payment to the Hollinger Inc. senior secured notes and now bears interest at the rate of 14.25% if paid in cash and 16.5% if paid in kind.

     As part of these arrangements, 2,000,000 shares of Class A Common Stock were repurchased from one of Hollinger Inc.'s wholly owned subsidiaries. The purchase price was $8.25 per share, for a total of $16.5 million. In addition, the Company redeemed for cancellation 93,206 shares of Series E Preferred Stock held by a wholly-owned subsidiary of Hollinger Inc. at the request of the holder pursuant to the Company's Certificate of Designations for the Series E Preferred Stock. The redemption price per share was Cdn.$146.625, for a total cash payment of $9.3 million.

     The revisions to these debt arrangements received an independent fairness opinion and were unanimously approved by the Audit Committee and the independent Directors of the Company as a market value transaction.

     Additional or modified arrangements and transactions may be entered into in the future by the Company and Hollinger Inc. and their respective subsidiaries. Any such future arrangements and transactions will be determined through negotiation between the Company, after review and approval by the Audit Committee of the Board of Directors, and Hollinger Inc. and it is possible that conflicts of interest will be involved and resolved by the Audit Committee.

MANAGEMENT SERVICES AND BUSINESS OPPORTUNITIES

     Concurrently with the consummation of the Company's initial public offering in 1994, the Company and Hollinger Inc. entered into agreements for the purpose of defining their ongoing relationships, including a services agreement, to which Publishing later became a party, and a Business Opportunities Agreement. These agreements were developed in the context of a parent-subsidiary relationship and, therefore, were not the result of arms-length negotiations between independent parties. The Business Opportunities Agreement was subsequently amended, with the approval of the Audit Committee, in 1995 and 1996 (as so amended, the "Business Opportunities Agreement"). In 1998, the management services arrangements were restructured to reflect the transformation of Hollinger Inc. primarily into a holding company for the Company and the provision by Ravelston of management services. New agreements (the "Services Agreements") were entered into between Ravelston and the Company and certain subsidiaries, which agreements were transferred in July 2002 from Ravelston to its wholly owned subsidiary, Ravelston Management Inc. ("RMI"). The Services Agreements are generally consistent in their scope and terms with the prior agreements which they superseded.

     MANAGEMENT SERVICES. Pursuant to the Services Agreements and separate services agreements with Moffatt Management and Black-Amiel Management, both of which are affiliates of RMI, RMI and such affiliates provide advisory, consultative, procurement and administrative services to the Company and its respective subsidiaries including, among other things, strategic advice, planning and financial services (including advice and assistance with respect to acquisitions, divestitures or joint venture arrangements); consulting services regarding risk management and insurance coverage; and assistance in operational matters. In 2002 approximately $21.4 million plus Cdn.$3.6 million was paid in fees to Ravelston and RMI pursuant to the Services Agreements and approximately $1,176,000 in the aggregate was paid to Moffat Management and Black-Amiel Management pursuant to separate service agreements. In addition to the services provided under the Services Agreements and separate services agreements, in 2002 Lord Black and Mr. Colson received $719,000 in the aggregate from The Telegraph in respect of executive services provided. The fees paid by the Company, its subsidiaries and affiliates were approved by the Audit Committee as reasonable for the services rendered. The amount of fees payable pursuant to the Services Agreements and separate services agreements for 2003 and future years will be determined annually by agreement between RMI and such affiliates and the Audit Committee. The Services Agreements and separate services agreements may be terminated by either party upon 180 days prior written notice. RMI's affiliates include Lord Black and Messrs. Radler, Colson, Atkinson, Boultbee and Creasey and Mrs. Black, who are officers and/or directors of both Hollinger Inc. and the Company and who, with the exception of amounts paid to Lord Black and Mr. Colson by The Telegraph and Mrs. Black's salary and bonus in the aggregate amount of $276,000 paid by Chicago Sun-Times, Inc., plus $29,297 (19,500 pounds sterling which has been converted into U.S. Dollars at the average rate of 1.5024 for purposes of this disclosure) paid by The Telegraph to Mrs. Black for articles written, do not receive salaries directly from the Company in their capacities as executive officers of the Company or Hollinger Inc. In connection with the offering by Hollinger Inc. of its senior secured notes, RMI has pledged as security its rights under the Services Agreements.

     BUSINESS OPPORTUNITIES. The Business Opportunities Agreement provides that the Company is Hollinger Inc.'s principal vehicle for engaging in and effecting acquisitions in the newspaper business and in related media business in the United States, Israel and, through The Telegraph, the United Kingdom, the rest of the European Community, Australia and New Zealand (the "Telegraph Territory"). Hollinger Inc. has reserved to itself the ability to pursue all media (including newspaper) acquisition opportunities outside the United States, Israel and the Telegraph Territory and all media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory. As newspaper acquisition opportunities arise in the United States, Israel and the Telegraph Territory, the Company has the right to pursue such opportunities directly or through The Telegraph. If Hollinger Inc. acquires a newspaper business in the United States or Israel, Hollinger Inc. will be obligated to offer such business for sale to the Company on terms no less favorable to the Company than those obtained by Hollinger Inc. Under the Business Opportunities Agreement, as newspaper or media acquisition opportunities arise in Canada, Hollinger Inc. has the right to pursue such opportunities. If the Company acquires a newspaper business in Canada, the Company will be obligated to offer such business for sale to Hollinger Inc. on terms no less favorable to Hollinger Inc. than those obtained by the Company. Hollinger Inc., through wholly owned subsidiaries, may continue to acquire newspapers in Canada. Any decision by the Company with respect to a particular acquisition from, or disposition to, Hollinger Inc. shall be subject to the review and approval of the Audit Committee. In addition, the Business Opportunities Agreement does not restrict newspaper companies in which Hollinger Inc. has a minority investment from acquiring newspaper or media businesses in the United States or Israel, nor does it restrict subsidiaries of Hollinger Inc. from acquiring up to 20% interests in publicly-held newspaper businesses in the United States. For purposes of the Business Opportunities Agreement, "newspaper business" means the business of publishing and distributing newspapers, magazines and other paid or free publications having national, regional, local or targeted markets, including publications having limited or no news or editorial content such as shoppers or other total market coverage publications and similar publications. "Media business" means the business of broadcasting radio, television, cable and satellite programs (including national, regional or local radio, television, cable and satellite programs). The Business Opportunities Agreement will remain in effect so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances.

OTHER TRANSACTIONS

     In order to facilitate the rendering of management and advisory services by Lord Black and Mr. Radler, and to enhance the business interests of the Company within the financial community, the newspaper industry and otherwise, the Company pays costs associated with condominiums in New York and Chicago for the use of Lord Black and Mr. Radler, respectively, on a rent-free/maintenance-free basis while they are in the United States. The cost to the Company of maintaining the condominiums for Lord Black and Mr. Radler was approximately $103,000 and $19,000, respectively, during 2002. The Company has granted an option to Mr. Radler to acquire at any time the Company's interest in the Chicago condominium at its then fair market value. The Company has agreed to sell the condominium upon exercise of the option by Mr. Radler or by a third party in the event of Mr. Radler's termination as both an officer and a director of the Company, his death or permanent disability or upon notice by Mr. Radler. Lord Black owns the New York condominium. The Company also provides an automobile and driver for Lord Black in New York and London and an automobile for Mr. Radler in Chicago.

     The Company's former American Publishing Company ("APC") Marion, Illinois offices are available for sale or lease. Although all APC operating records remain onsite, the premises are occupied by Horizon Management Services, Inc. ("HMS"), a company owned and controlled by certain members of the Board of Directors and senior management of the Company. All operating costs of the HMS office are paid for by HMS. From time to time, APC required HMS' assistance to resolve historical financial and other matters, including payroll, sales and income tax filings, legal and insurance issues, etc. HMS charges the Company for its costs to perform such services. The allocated cost for services in 2002 was approximately $163,000. The fees paid by the Company were approved by the Audit Committee as reasonable for the services rendered.

     On July 3, 2002, NP Holdings Company ("NP Holdings"), a subsidiary of the Company, was sold to RMI, a company controlled by Lord Black, for $3,760,000 (Cdn. $5,750,000). The only asset of NP Holdings was Canadian tax losses. The tax losses, only a portion of which were previously recognized for accounting purposes, were effectively sold at their carrying value. Due to the inability of NP Holdings to utilize its own tax losses prior to their expiry, as a result of its disposing of its interest in the National Post, it sold these losses to a company which would be able to utilize the losses. The only other potential purchaser for these losses, CanWest Global Communications Corp. ("CanWest"), declined the opportunity to acquire the losses. The terms of the sale of the tax losses to RMI were negotiated with and approved by the Audit Committee and the independent Directors of the Company.

     During the period January 1, 2002 to July 1, 2002, one of the corporate airplanes was leased by a subsidiary of Hollinger Inc. The costs associated with the plane, approximately $2.3 million, were charged to the Company, as in prior years. Hollinger Inc. and RMI paid an allocation of variable costs covering any occasion of their use. Effective July 1, 2002, such subsidiary was transferred to Publishing for One Dollar ($1.00). The costs were approved by the Audit Committee as reasonable for the services rendered and the transfer to Publishing was approved by the Audit Committee as a market value transaction.

     In two transactions previously unanimously approved by the Audit Committee and the independent Directors of the Company as market value transactions, effective April 1, 1999, the Company sold certain of its U.S. community newspaper group properties to Horizon Publications Inc. ("Horizon") and effective July 20, 2000, the Company sold certain of its U.S. community newspaper group properties to Bradford Publishing Company ("Bradford"). Horizon and Bradford are each controlled by certain members of the Board of Directors and senior management of the Company. As reflected in the Company's financial statements, as of December 31, 2002, there is due and owing to the Company from Horizon and Bradford, respectively, $4.9 million plus accrued interest and $5.9 million.

                         THE DIRECTOR ELECTION PROPOSAL

     Twelve persons are being nominated for election as directors. The Board of Directors is elected annually and may consist of such number of directors as the Board of Directors may by resolution from time to time determine. Any newly created directorship or vacancy may be filled by a majority of the remaining members of the Board of Directors then in office. The occurrence of a vacancy which is not filled within 90 days of the vacancy will constitute a determination by the Board of Directors that the number of directors is to be reduced so as to eliminate such vacancy, unless the Board of Directors specifies otherwise. Unless authority to vote is withheld, shares of Common Stock represented by proxies properly executed will be voted in favor of each of the persons named below, all of whom with the exception of Mr. Paris, are presently directors of the Company. The Company has no reason to believe that any of the nominees will be unable to serve as a director but, if that should occur for any reason prior to the meeting, it is intended that discretionary authority shall be exercised by the persons designated as proxies to vote the proxies for the election of any other nominee or nominees of management. Each director elected at the meeting will hold office until the 2004 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

     The stockholders of the Company are not entitled to vote cumulatively in the election of directors. The holders of Class A Common Stock and Class B Common Stock are entitled to vote in the election of directors and vote together as a single class. Hollinger Inc., which controls approximately 72.6% of the combined voting power of both classes of Common Stock, has indicated its intention to vote in favor of all the persons named below for election as directors.

INFORMATION CONCERNING NOMINEES AS DIRECTORS

     The following table and the notes thereto set forth the names and ages (as of March 24, 2003) of the 12 persons nominated for election as directors and all positions and offices with the Company held by them:

                       NAME AND AGE                                  POSITION(S) WITH THE COMPANY
                       ------------                                  ----------------------------
Peter Y. Atkinson, 56......................................    Executive Vice President and Director
Barbara Amiel Black, 62....................................    Vice President, Editorial and Director
Lord Black of Crossharbour, PC(Can), OC, KCSG, 58..........    Chairman of the Board, Chief Executive
                                                               Officer and Director
The Hon. Richard R. Burt, 56...............................    Director
Daniel W. Colson, 55.......................................    Vice Chairman and Director, Deputy
                                                               Chairman, Chief Executive Officer and
                                                               Director of the Telegraph
Dr. Henry A. Kissinger, 79.................................    Director
Marie-Josee Kravis, O.C., 53...............................    Director
Gordon A. Paris, 49........................................    Director Nominee
Shmuel Meitar, 59..........................................    Director
The Hon. Richard N. Perle, 61..............................    Co-Chairman of Hollinger Digital Inc. and
                                                               Director
F. David Radler, 60........................................    Deputy Chairman, President, Chief
                                                               Operating Officer and Director
The Hon. James R. Thompson, 66.............................    Director

     The name, principal occupation, business experience and tenure as a director of the Company is set forth below for each nominee for election as a director. Unless otherwise indicated, all principal occupations have been held for more than five years.

     PETER Y. ATKINSON, Executive Vice President and Director. Mr. Atkinson has served as a Vice President of the Company since 1997 and as a Director and Executive Vice President since 2002. He has served as a director and as Vice President and General Counsel of Hollinger Inc. since February 1996, Executive Vice President and General Counsel since May 2000 and Executive Vice President since May 2002. He also serves as an officer and director of Argus Corporation Ltd. and Hollinger Canadian Newspapers G.P. Inc. He is a director of Toronto Hydro Corporation, Canadian Tire Corporation, Limited, and Diamondex Resources Ltd., the latter two corporations being Canadian public reporting companies.

     BARBARA AMIEL BLACK (LADY BLACK), Vice President, Editorial and Director. Barbara Amiel Black has served as Vice President, Editorial since September 1995 and as a director since February 1996 and is the wife of Lord Black. After an extensive career in both on and off-camera television production, she was Editor of The Toronto Sun from 1983 to 1985; columnist of The Times and senior political columnist of The Sunday Times of London from 1986 to 1994; and columnist of The Telegraph from 1994 to 1998. She has been a columnist of Maclean's magazine since 1977. Barbara Amiel Black also serves as a director of Hollinger Inc. and Jerusalem Post. She is the author of two books: "By Persons Unknown" (co-author), which won the Mystery Writers of America Edgar Award for best non-fiction in 1978, and "Confessions", a book of political essays published in 1980, which won the Canadian periodical publishers prize.

     LORD BLACK OF CROSSHARBOUR, PC(CAN), OC, KCSG, Chairman of the Board of Directors, Chief Executive Officer and Director, Hollinger International Inc., New York, Chicago; Hollinger Inc., Toronto; Argus Corporation Ltd., Toronto. Lord Black has held these or equivalent or similar positions since 1978. He currently serves as the Chairman and as a Director of Telegraph Group Limited, London, U.K., and as a Director of the Jerusalem Post and The Spectator (London). Lord Black also serves as a director of Brascan Limited, the Canadian Imperial Bank of Commerce and CanWest Global Communications Corp. all of which are public reporting companies in Canada, and as a director of Sotheby's Holdings, Inc. Lord Black is

Chairman of the Advisory Board of The National Interest (Washington) and a member of the International Advisory Board of The Council on Foreign Relations (New York).

     THE HON. RICHARD R. BURT, Director. Mr. Burt has served as a director since September 1994. Mr. Burt has served as Chairman of IEP Advisors L.L.P., an emerging markets investment banking and advisory services firm, since 1994. He was a partner with McKinsey & Company, Inc. from 1991 to 1994. Mr. Burt has served as Chief Negotiator in Strategic Arms Reduction Talks from 1989 to 1991 and as the United States Ambassador to the Federal Republic of Germany from 1985 to 1989. He served as a director of Powerhouse Technologies Inc. from 1994 until 1999, when it was acquired by Anchor Gaming Corp. and as a director of Homestake Mining Inc. from 1998 until February 2001. Mr. Burt currently serves as a director of Anchor Gaming, Weirton Steel Corp., Archer-Daniels-Midland Co. and HCL Technologies, Ltd., all of which are United States public reporting companies.

     DANIEL W. COLSON, Vice Chairman and Director. Deputy Chairman, Chief Executive Officer and director of The Telegraph. Mr. Colson has served as a director of the Company since February 1995 and as Vice Chairman since May 1998. He has served as Deputy Chairman of The Telegraph since 1995 and as Chief Executive Officer of The Telegraph since 1994, and was Vice Chairman of The Telegraph from 1992 to 1995. Mr. Colson also currently serves as Chairman and as a director of Hollinger Telegraph New Media Ltd. and as Vice Chairman and director of Hollinger Digital Inc. He also serves as Vice Chairman and as a director of Hollinger Inc., and as a director of Argus, Molson Inc. and Macyro Group Inc. (Canada), all of which are Canadian public reporting companies. Mr. Colson also served as Deputy Chairman and director of Interactive Investor International plc from 1998 to 2001.

     DR. HENRY A. KISSINGER, Director. Dr. Kissinger has served as a director since February 1996. Dr. Kissinger has served as Chairman of Kissinger Associates Inc., an international consulting firm, since 1982. Dr. Kissinger served as the 56th Secretary of State from 1973 to 1977. He also served as Assistant to the President for National Security Affairs from 1969 to 1975 and as a member of the President's Foreign Intelligence Advisory Board from 1984 to 1990. Dr. Kissinger served as a director of American Express Company from 1986 to 1996, of Revlon Inc. from 1996 to 1999, of the TWC Group from 1981 to 2002, of Gulfstream Aerospace Corporation from 1997 to 1999 and as a director of Freeport-McMoran Copper and Gold Inc. from 1995 to 2001. Dr. Kissinger currently serves on the Advisory Board of American Express Company and the JP Morgan International Advisory Council. He also served as Counselor to J.P. Morgan Chase & Co. from 1981 to 2000 and as a member of its International Advisory Council from 1997 to 2000. He currently serves as Chairman of the International Advisory Board of American International Group, Inc., and Director Emeritus of Freeport-McMoran Copper and Gold Inc., all of which are United States public reporting companies, and as a director of ContiGroup Companies, Inc.

     MARIE-JOSEE KRAVIS, O.C., Director. Mrs. Kravis has served as a director since February 1996. She has served as a Senior Fellow of the Hudson Institute Inc. since 1994. She served as a director of The Seagram Company Ltd., a Canadian public reporting company, from 1985 to 2000 and as a director of Compaigne UniMedia from 1988 to 2000. She served as a director of Hasbro Inc. from 1995 to 2001 and of Star Media Network, Inc. during 2001 and as a director of Canadian Imperial Bank of Commerce, a Canadian public reporting company, from 1997 to 2002. Mrs. Kravis currently serves as a director of Vivendi Universal and Ford Motor Company, both of which are United States public reporting companies.

     SHMUEL MEITAR, Director. Mr. Meitar has served as a director since February 1996. Mr. Meitar also serves as Vice Chairman of Aurec Ltd., a leading provider of communications, media and information services, since 1991. Prior to 1991, Mr. Meitar served as President of the Aurec Group, which includes Golden Channels, the largest cable television franchise in Israel, and Golden Pages, the Israeli Yellow Pages. Mr. Meitar was a director of Jerusalem Post from 1992 to 2002 and also serves as a director of Golden Pages Publications Ltd., an Israeli company.

     GORDON A. PARIS, Director Nominee. Mr. Paris is a Managing Director and Head of the Media and Telecommunications and Restructuring Groups at Berenson & Company, a private investment bank. Prior to joining Berenson & Company in February 2002, Mr. Paris was Head of Investment Banking at TD Securities (USA) Inc., a subsidiary of The Toronto-Dominion Bank. Mr. Paris joined TD Securities
(USA) Inc. as Managing Director and Group Head of High Yield Origination and Capital Markets in March 1996 and became a Senior Vice President of The Toronto-Dominion Bank in 2000. Mr. Paris has been a director of Warrantech Corporation, a United States public reporting company, since 1998.

     THE HON. RICHARD N. PERLE, Director. Mr. Perle has served as a director since June 1994. Mr. Perle has served as Resident Fellow of the American Enterprise Institute for Public Policy Research since 1987. He was the Assistant Secretary for the United States Department of Defense, International Security Policy from 1981 to 1988. Mr. Perle is Co-Chairman of Hollinger Digital Inc. and a director of Jerusalem Post, both of which are subsidiaries of the Company. Mr. Perle served as a director of GeoBiotics, Inc. from 1996 to 2000. Mr. Perle currently serves as a director of E.Certify, NAPRO Biotherapeutics, Inc., a United States public reporting company, and Autonomy, Inc., a United States public reporting company.

     F. DAVID RADLER, Deputy Chairman, President, Chief Operating Officer and Director. Mr. Radler has served as President and Chief Operating Officer since October 25, 1995, as Deputy Chairman since May 1998 and as a director since 1990. Mr. Radler was Chairman of the Board of Directors from 1990 to October 25, 1995. Mr. Radler currently serves as President and Chief Operating Officer and Deputy Chairman of Hollinger Inc. and as a director of The Telegraph. Mr. Radler also serves as a director of Argus, Dominion Malting Limited, West Fraser Timber Co. Ltd. and CanWest Global Communications Corp., all of which are Canadian public reporting companies. Mr. Radler also serves as a director of Jerusalem Post.

     THE HON. JAMES R. THOMPSON, Director. Mr. Thompson has served as a director since June 1994. Mr. Thompson has served as the Chairman of Winston & Strawn, attorneys at law, since 1991. Mr. Thompson served as the Governor of the State of Illinois from 1977 to 1991. He served as a director of The Wackenhut Corporation from 1996 to 2000, of Metal Management Inc. from 1999 to 2000, of Jefferson Smurfit Group plc (an Irish company) from 1997 to 2002, and of American National Can Corp. from 1996 to 2000. Mr. Thompson currently serves as a director of FMC Corporation, Prime Retail, Inc., Prime Group Realty Trust, Navigant Consulting Inc., Maximus, Inc., and Union Pacific Resources, Inc., all of which are United States public reporting companies.

MEETINGS AND COMMITTEES

     The Board of Directors met four (4) times in 2002 and acted by unanimous written consent one (1) time in 2002. Mr. Kissinger did not attend 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which such director served. The Company maintains an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Stock Option Committee.

     The Executive Committee acted by unanimous written consent thirteen (13) times in 2002. The Executive Committee consists of Lord Black, Chairman, and Messrs. Perle and Radler. The Executive Committee, to the extent permitted by law, the Company's Amended and Restated By-Laws and resolutions of the Board of Directors, exercises all the power and authority of the Board of Directors.

     The Audit Committee met four (4) times and either the Chairman of the Committee or the Committee met or consulted with senior executives of the Company and/or the independent auditors five (5) times in 2002. The 2003 Audit Committee consists of Mr. Thompson, Chairman, Mr. Burt and Mrs. Kravis. Each member of the Audit Committee is independent in the judgment of the Company's Board of Directors and as required by the listing standards of the New York Stock Exchange.

     Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP is responsible for auditing the financial statements. The Audit Committee's responsibility is to monitor and review these processes and procedures. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including evaluating auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable law and regulations.

     The Audit Committee's duties include reviewing internal financial information, reviewing the audit program, reviewing with the Company's independent auditors the results of all audits upon their completion, annually selecting independent public auditors, overseeing the quarterly unaudited reporting process and taking such other action as it may deem necessary. In addition, pursuant to the Services Agreements, the Audit Committee is responsible for reviewing the cost of services charged by Ravelston, and monitoring the Company's decisions with respect to related party acquisition opportunities and the exercise of the Company's rights under its Business Opportunities Agreement with Hollinger Inc. See "Certain Relationships and Related Transactions."

     The Audit Committee reports that it has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (iii) received certain disclosures from the auditors regarding the auditors' independence as required by the Independence Standards Board Standard No. 1, and discussed with the auditors the auditors' independence. The Audit Committee obtained from KPMG LLP a formal written statement describing all relationships between them and the Company which might bear on their independence as auditors. The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence. The Audit Committee also considered whether the provision of non-audit services by KPMG LLP to the Company is compatible with maintaining KPMG LLP's independence. Based on such review and discussions, and subject to the limitations on its role described above and in the Audit Committee Charter, as amended, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Form 10-K for 2002 for filing with the Commission.

     On May 5, 1999, the Audit Committee adopted, and the Board of Directors ratified, the Hollinger International Inc. Audit Committee Charter, a copy of which is attached hereto as Annex A.

     The foregoing report has been furnished by James R. Thompson, Richard R. Burt and Marie-Josee Kravis.

     The Compensation Committee met one (1) time in 2002. The 2003 Compensation Committee consists of Mr. Thompson, Chairman, and Mr. Burt. The Compensation Committee recommends compensation levels of senior management (other than for those executive officers who receive their salaries from Hollinger Inc. or Ravelston), works with senior management on benefit and compensation programs for Company employees and monitors local and national compensation trends to ensure the Company's compensation program is competitive within the newspaper industry.

     The Nominating & Governance Committee Charter was adopted in February, 2003. The 2003 Nominating & Governance Committee will be appointed at the May 22, 2003 Board meeting. The Nominating & Governance Committee's duties include identifying individuals qualified to become Board members, recommending director nominees, developing Corporate Governance Guidelines and a Code of Business Conduct And Ethics and considering any waivers with respect thereto. The Nominating & Governance Committee will consider nominees recommended by security holders. Recommendations should be sent to Hollinger International Inc., 401 North Wabash Avenue, Suite 740, Chicago, Illinois 60611, Attention: Secretary.

     The Stock Option Committee met one (1) time in 2002 and acted by unanimous written consent four (4) times in 2002. The Chairman of the Committee met one
(1) time with senior executives of the Company. The Stock Option Committee, which consists of Mr. Thompson, Chairman, and Mr. Meitar, administers the Company's 1994 Stock Option Plan, 1997 Stock Incentive Plan and 1999 Stock Incentive Plan.

DIRECTORS' COMPENSATION

     During 2002, each non-management director was entitled to receive an annual director's fee of $35,000 per annum and a fee of $3,000 ($5,000 for Committee Chairman) for each board or committee meeting attended. Non-management directors were also each entitled to receive an option to purchase 4,500 shares of Class A Common Stock pursuant to the 1999 Stock Incentive Plan. Effective September 1, 2002, the Company discontinued payment of annual fees and meeting fees for management directors. Directors are reimbursed for expenses incurred in attending the meetings. Members of the Executive Committee do not receive meeting fees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the directors and executive officers and any persons holding more than 10% of any equity security of the Company are required to report their initial ownership of any equity security and any subsequent changes in that ownership to the Commission. Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any failure to file such reports by those dates during 2002. To the Company's knowledge, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all of these filing requirements were satisfied.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

     The following table sets forth compensation information for the three fiscal years ended December 31, 2002 for the Chief Executive Officer and the four most highly compensated executive officers whose salary and bonus for the year ended December 31, 2002 exceeded $100,000.

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                 ------------
                                        ANNUAL COMPENSATION                       SECURITIES
                                    ---------------------------   OTHER ANNUAL    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY          BONUS       COMPENSATION     OPTIONS      COMPENSATION(2)
---------------------------  ----   ----------     ------------   ------------   ------------   ---------------
LORD BLACK.................  2002   $462,460(3)    $       --(3)        --        375,000(4)      $248,580(5)
  Chairman and               2001    443,283(3)       250,000(3)        --        400,000(6)       123,302(7)
  Chief Executive Officer    2000    448,639(3)     1,860,462(3)        --        335,000(8)       136,093(9)
F. DAVID RADLER............  2002   $     --(3)    $       --(3)        --        375,000(4)      $127,160(5)
  President and              2001         --(3)       150,000(3)        --        400,000(6)       134,583(7)
  Chief Operating Officer    2000         --(3)       530,605(3)        --        335,000(8)       157,085(9)
DANIEL W. COLSON...........  2002   $256,514(3)    $       --(3)        (1)       280,000(4)      $184,209(5)
  Chief Executive Officer    2001    260,851(3)     1,123,719(3)        (1)       300,000(6)       116,125(7)
  of The Telegraph           2000    263,653(3)     1,794,988(3)        (1)       250,000(8)       147,948(9)
PETER Y. ATKINSON..........  2002   $     --(3)    $       --(3)        --        117,000(4)      $ 22,574(5)
  Executive Vice President   2001         --(3)       100,000(3)        --        125,000(6)        15,979(7)
                             2000         --(3)        50,000(3)        --        110,000(8)        23,054(9)
J. A. BOULTBEE.............  2002   $     --(3)    $       --(3)        --        117,000(4)      $  9,551(5)
  Executive Vice President   2001         --(3)        50,000(3)        --        125,000(6)        15,979(7)
                             2000         --(3)            --(3)        --        110,000(8)        23,054(9)

---------
(1) Pursuant to the Company's deferred compensation plan, discretionary contributions are credited to the participants' retirement accounts as deferred compensation. See "Deferred Compensation Plan."

(2) Certain executive officers of the Company, including Lord Black and Messrs. Radler, Colson, Atkinson and Boultbee, are participants in the Hollinger Inc. Executive Share Option Plan. As of March 24, 2003, 913,000 Hollinger Inc. Executive Share options had vested. Lord Black holds vested options to acquire 250,000 Hollinger Inc. Retractable Common Shares; Mr. Radler holds vested options to acquire 230,000 Hollinger Inc. Retractable Common Shares; Mr. Colson holds vested options to acquire 160,000 Hollinger Inc. Retractable Common Shares; Mr. Boultbee holds vested options to acquire 95,000

    Hollinger Inc. Retractable Common Shares; and Mr. Atkinson holds vested options to acquire 80,000 Hollinger Inc. Retractable Common Shares.

(3) With the exception of salaries paid to Lord Black and Mr. Colson by The Telegraph (which salaries were paid in pounds sterling and Canadian Dollars, respectively, and have been converted into U.S. Dollars at the 2002 average rates of 1.5024 and 0.6367, the 2001 average rates of 1.4401 and 0.6456 and the 2000 average rates of 1.5158 and 0.6731, respectively, for purposes of this disclosure), Lord Black and Messrs. Radler, Colson, Atkinson and Boultbee do not receive salaries or bonuses directly from the Company. Under the Services Agreements with Ravelston, the Company, HCPH and The Telegraph pay management fees relating to, among other matters, management and administrative services provided to the Company by such executives. See "Certain Relationships and Related Transactions." The Company does not determine the allocation of the management fee paid to Ravelston among its ultimate recipients. That allocation is determined by Ravelston. The Company has requested, and Ravelston provided, an allocation of the economic interest, direct or indirect through compensation arrangements, shareholdings or otherwise, in the management fee paid during the years ended December 31, 2001 and December 31, 2002 which can reasonably be attributed to the Chief Executive Officer of the Company and the other four most senior officers of the Company whose salaries and bonuses for the years ended December 31, 2001 and December 31, 2002 exceeded $100,000. The allocation provided by Ravelston has not been independently verified by the Company.

                                                              YEAR ENDED
                                                      ---------------------------
                                                      DECEMBER 31,   DECEMBER 31,
                        NAME                              2002           2001
                        ----                          ------------   ------------
Lord Black..........................................   $6,485,439     $6,619,256
F. David Radler.....................................    3,147,922      3,102,221
Daniel W. Colson....................................    1,770,770      1,714,308
Peter Y. Atkinson...................................      876,009        846,063
J.A. Boultbee.......................................      929,395        897,250

(4) Options granted pursuant to the 1999 Stock Incentive Plan to purchase shares of Class A Common Stock. Options may be exercised upon the payment of $11.13 per share exercise price and vest over a four year period beginning February 5, 2003 in equal increments. See "1999 Stock Incentive Plan" below.

(5) With respect to Lord Black, Mr. Radler, Mr. Colson and Mr. Atkinson, reflects quarterly and meeting attendance fees paid for services as a director during 2002. The Company has ceased the payment of annual directors' fees to directors who are also executive officers of the Company. With respect to Lord Black and Messrs. Radler, Colson, Boultbee and Atkinson, reflects quarterly and meeting attendance fees paid for services as a director of HCPH during 2002 (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 2002 average rate of 0.6367 for purposes of this disclosure). With respect to Lord Black and Mr. Radler, reflects fees paid for services as a director of The Sun-Times Company and Jerusalem Post during 2002. With respect to Mr. Radler, reflects fees paid for services as a Senior Director of Chicago Sun-Times, Inc., a subsidiary of the Company, during 2002. With respect to Lord Black, Mr. Colson and Mr. Radler, also reflects fees paid for services as a director of The Telegraph (which fees were paid in pounds sterling and have been converted into U.S. Dollars at the 2002 average rate of 1.5024 for purposes of this disclosure) and Hollinger L.P. (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 2002 average rate of 0.6367). With respect to Lord Black, reflects a portion of the cost of maintaining his New York condominium, an allocation for a portion of the cost of a New York and a London automobile and driver, a portion of the cost of his personal house staffs where offices are maintained and in which meetings are frequently held, and an allocation of variable costs covering any occasion when his use of a corporate airplane is not entirely for corporate purposes. With respect to Mr. Radler, reflects a portion of the costs of maintaining the Chicago condominium and automobile and an allocation of variable costs covering any occasion when his use of a corporate airplane is not entirely for corporate purposes.

(6) Options granted pursuant to the 1999 Stock Incentive Plan to purchase shares of Class A Common Stock. Options may be exercised upon the payment of $14.37 per share exercise price and vest over a four year period beginning April 2, 2002 in equal increments. See "1999 Stock Incentive Plan" below.

(7) With respect to Lord Black, Mr. Radler and Mr. Colson, reflects quarterly and meeting attendance fees paid for services as a director during 2001. With respect to Lord Black and Messrs. Radler, Colson, Boultbee and Atkinson, reflects quarterly and meeting attendance fees paid for services as a director of HCPH's predecessor during 2001 (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 2001 average rate of 0.6456 for purposes of this disclosure). With respect to Lord Black and Mr. Radler reflects fees paid for services as a director of American Publishing Company and Jerusalem Post during 2001. With respect to Mr. Radler, reflects fees paid for services as a Senior Director of APAC-95, Inc., a subsidiary of the Company, during 2001. With respect to Lord Black, Mr. Colson and Mr. Radler, also reflects fees paid for services as a director of The Telegraph (which fees were paid in pounds sterling and have been converted into U.S. Dollars at the 2001 average rate of 1.4401 for purposes of this disclosure) and Hollinger L.P. (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 2001 average rate of 0.6456).

(8) Options granted pursuant to the 1999 Stock Incentive Plan to purchase shares of Class A Common Stock. Options may be exercised upon the payment of $10.53 per share exercise price and vest over a four year period beginning March 7, 2001 in equal increments. See "1999 Stock Incentive Plan" below.

(9) With respect to Lord Black, Mr. Radler and Mr. Colson, reflects quarterly and meeting attendance fees paid for services as a director during 2000. With respect to Lord Black and Messrs. Radler, Colson, Boultbee and Atkinson, reflects quarterly and meeting attendance fees paid for services as a director of HCPH's predecessor during 2000 (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 2000 average rate of 0.6731 for purposes of this disclosure). With respect to Lord Black and Mr. Radler reflects fees paid for services as a director of American Publishing Company and Jerusalem Post during 2000. With respect to Mr. Radler, reflects fees paid for services as a Senior Director of APAC-95, Inc., a subsidiary of the Company, during 2000. With respect to Lord Black, Mr. Colson and Mr. Radler, also reflects fees paid for services as a director of The Telegraph (which fees were paid in pounds sterling and have been converted into U.S. Dollars at the 2000 average rate of 1.5158 for purposes of this disclosure), UniMedia Company (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 2000 average rate of 0.6731) and Hollinger L.P. (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 2000 average rate of 0.6731).

     DEFERRED COMPENSATION PLAN. Mr. Colson received a pension contribution from The Telegraph in the amount of $58,998, which was originally paid in pounds sterling and which has been converted into U.S. Dollars at the average rate of
1.5024 for purposes of this disclosure.

     1994 STOCK OPTION PLAN. Prior to the Company's initial public offering in May 1994, Hollinger Inc., the parent company of the Company, adopted and approved a stock option plan for the Company which was subsequently amended on September 9, 1996 (as amended, the "1994 Stock Option Plan"), under which stock option awards have been made to eligible employees and officers. The purpose of the 1994 Stock Option Plan was to promote the interests of the Company and its stockholders by establishing a direct link between the financial interests of eligible employees and officers and the performance of the Company and by enabling the Company to attract and retain highly competent employees and officers. On May 1, 1997, the stockholders adopted a new stock option plan (see "1997 Stock Incentive Plan," described below) which replaced the 1994 Stock Option Plan. No new grants have or will be made under the 1994 Stock Option Plan. Awards under the 1994 Stock Option Plan made prior to May 1, 1997 are not affected by the adoption of the 1997 Stock Incentive Plan.

     1997 STOCK INCENTIVE PLAN. On May 1, 1997, the Company adopted, and the Company's stockholders approved, a new compensation plan known as the Hollinger International Inc. 1997 Stock Incentive Plan (the "1997 Stock Incentive Plan"). The 1997 Stock Incentive Plan replaced the Company's 1994 Stock Option Plan. Awards previously made under the 1994 Stock Option Plan are not affected. The purpose of the 1997 Stock Incentive Plan was to assist in attracting and retaining highly competent employees and directors and to act as an incentive in motivating selected officers and other key employees and directors to achieve long-term corporate objectives. The 1997 Stock Incentive Plan provided for awards of up to 5,156,915 shares of Class A Common Stock. This total included 189,640 shares that remained available under the 1994 Stock Option Plan, which shares were rolled into the 1997 Stock Incentive Plan, and 4,967,275 additional shares. The number of shares available for issuance under the 1997 Stock Incentive Plan was subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the 1997 Stock Incentive Plan were either authorized and unissued shares or issued shares which had been reacquired by the Company. On May 5, 1999, the stockholders adopted a new stock option plan (see "1999 Stock Incentive Plan", described below) which replaced the 1997 Stock Incentive Plan. No new grants have been or will be made under the 1997 Stock Incentive Plan. Awards under the 1997 Stock Incentive Plan made prior to May 5, 1999 are not affected by the adoption of the 1999 Stock Incentive Plan.

     1999 STOCK INCENTIVE PLAN. On May 5, 1999, the Company adopted, and the Company's stockholders approved, a new compensation plan known as the Hollinger International Inc. 1999 Stock Incentive Plan (the "1999 Stock Incentive Plan"). The 1999 Stock Incentive Plan replaces the Company's 1997 Stock Incentive Plan. Awards previously made under the 1997 Stock Incentive Plan are not affected. The purpose of the 1999 Stock Incentive Plan is to assist in attracting and retaining highly competent employees and directors and to act as an incentive in motivating selected officers and other key employees and directors to achieve long-term corporate objectives. The 1999 Stock Incentive Plan provides for awards of up to 8,500,000 shares of Class A Common Stock. The number of shares available for issuance under the 1999 Stock Incentive Plan are subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the 1999 Stock Incentive Plan are either authorized and unissued shares or issued shares which have been reacquired by the Company.

     HOLLINGER L.P. UNIT OPTION PLAN. Simultaneously with Hollinger L.P.'s initial public offering in April 1999, Hollinger Canadian Newspapers G.P. Inc., the general partner of Hollinger L.P., adopted and approved a unit option plan for Hollinger L.P. dated April 27, 1999 (the "Unit Option Plan"), under which unit option awards have been made to eligible employees and officers. The purpose of the Unit Option Plan was to promote the interest of Hollinger L.P. and its unit holders by establishing a direct link between the financial interest of eligible employees and officers and the performance of Hollinger L.P. and by enabling Hollinger L.P. to attract and retain highly competent employees and officers. The Unit Option Plan provides for awards of up to 5,000,000 units. The number of units available for issuance under the Unit Option Plan is subject to anti-dilution adjustments upon the occurrence of significant partnership events.

     OPTION/SAR GRANTS IN LAST FISCAL YEAR. The following table sets forth information concerning the issuance of options to purchase Class A Common Stock in 2002 to the named executive officers pursuant to the 1999 Stock Incentive Plan.

                             2002 INDIVIDUAL GRANTS

                                           NUMBER OF       % OF TOTAL
                                          SECURITIES      OPTIONS/ SARS
                                          UNDERLYING       GRANTED TO      EXERCISE                  GRANT DATE
                                            OPTIONS       EMPLOYEES IN      PRICE      EXPIRATION     PRESENT
                NAME                     GRANTED(1)(3)     FISCAL YEAR      ($/SH)        DATE        VALUE(2)
                ----                     -------------    -------------    --------    ----------    ----------
Lord Black...........................       375,000           16.8%         $11.13       2/4/12      $2,134,438
F. David Radler......................       375,000           16.8%         $11.13       2/4/12      $2,134,428
Daniel W. Colson.....................       280,000           12.6%         $11.13       2/4/12      $1,593,706
Peter Y. Atkinson....................       117,000            5.2%         $11.13       2/4/12      $  665,942
J.A. Boultbee........................       117,000            5.2%         $11.13       2/4/12      $  665,942

---------
(1) The options vest in 25% annual increments on each of the first, second, third and fourth anniversaries of their respective grant dates, beginning February 5, 2003.

(2) These values are determined using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model is one of the methods permitted by the SEC for estimating the present value of options. The actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Black-Scholes Option Pricing Model is based on assumptions as to certain variables described in the following sentence, so there is no assurance that an individual will actually realize the option values presented in this table. The values listed above were based on the following assumptions: volatility (estimated) -- 68.30%; risk-free rate of return -- 4.50%; dividend yield -- 3.60%; time of exercise -- 10 years.

(3) There were no options granted to Lord Black and Messrs. Radler, Colson, Atkinson and Boultbee under the Hollinger L.P. Unit Option Plan.

     AGGREGATED OPTION EXERCISES DURING FISCAL 2002 AND FISCAL YEAR-END OPTION VALUES. The following table sets forth information concerning aggregate option exercises and year-end option values of the named executive officers.

                 AGGREGATED OPTION EXERCISES DURING FISCAL 2002
                                      AND
                       OPTION VALUES AT DECEMBER 31, 2002
                       FOR THE COMPANY AND HOLLINGER L.P.

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING                 VALUE OF UNEXERCISED
                                 NUMBER OF                     UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                  SHARES                        AT FISCAL YEAR-END           AT FISCAL YEAR-END(1)(2)
                                ACQUIRED ON     VALUE          --------------------        ----------------------------
            NAME                 EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                -----------    --------    -----------    -------------    -----------    -------------
Lord Black
  Company...................         0            0          803,750         941,250         $61,150           $0
  Hollinger L.P.............         0            0          153,750          51,250         $     0           $0
F. David Radler
  Company...................         0            0          803,750         941,250         $61,150           $0
  Hollinger L.P.............         0            0          153,750          51,250         $     0           $0
Daniel W. Colson
  Company...................         0            0          462,500         702,500         $10,800           $0
  Hollinger L.P.............         0            0           91,500          32,500         $     0           $0
Peter Y. Atkinson
  Company...................         0            0          250,000         302,000         $20,200           $0
  Hollinger L.P.............         0            0           60,000          20,000         $     0           $0
J.A. Boultbee
  Company...................         0            0          241,000         302,000         $ 3,120           $0
  Hollinger L.P.............         0            0           56,250          18,750         $     0           $0

---------
(1) In accordance with SEC rules, Company option values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $10.30, the average of the high and low common stock price reported for New York Stock Exchange transactions on December 31, 2002, the last business day of the Company's fiscal year.

(2) In accordance with SEC rules, Hollinger L.P. option values are calculated by subtracting the exercise price from the fair market value of the underlying partnership unit. For purposes of this table, fair market value is deemed to be $0.19, which is the U.S. dollar equivalent based on a daily noon U.S. conversion rate of 0.6334 on December 31, 2002 of the average of the high and low Hollinger L.P. unit price reported for Toronto Stock Exchange transactions on December 30, 2002, the last business day of Hollinger L.P.'s fiscal year on which the units traded.

     REPORT ON EXECUTIVE COMPENSATION. The following Report on Executive Compensation has been furnished by the Compensation Committee. The Board of Directors has delegated to the Compensation Committee authority to review and approve the executive remuneration package for senior executives compensated directly by the Company. The Report reflects the Compensation Committee's policies toward executive compensation; however, the compensation of certain executive officers (including Lord Black and Messrs. Radler, Colson, Boultbee, Atkinson and Creasey) is determined by Ravelston, the parent corporation of Hollinger Inc., and is paid pursuant to the Services Agreements, except to the extent that the Company compensates such persons directly in the form of stock options, other stock-related programs, perquisites and other personal benefits and salaries paid by The Telegraph.

     As of March 24, 2003, the Compensation Committee consisted of two directors, neither of whom are officers or employees of the Company, and neither participates in any executive compensation plan reviewed by the Compensation Committee.

     Base pay constitutes the most significant portion of executive pay. The Compensation Committee has recognized that it is important to provide a balanced executive compensation package, with annual and long term incentives. Such an approach is consistent with many other public companies. Consequently, as has been done in prior year executive pay packages, the Compensation Committee will attempt to follow the following strategy:

          (i) Motivate executives to achieve their strategic goals by tying their compensation to the performance of the Company, their individual operating units and their individual performance;

          (ii) Be competitive with other leading companies so as to attract and retain the best possible executive talent; and

          (iii) Align the interests of the executives with the long-term interest of the Company's stockholders through the award of stock options and other stock-related programs.

     Since 1994, key members of management have been awarded stock options under the 1994 Stock Option Plan and the 1997 Stock Incentive Plan. In 1999, the Hollinger International Inc. 1999 Stock Incentive Plan was established to continue to make stock options and other stock-related programs available as incentives for key members of management, and will provide for automatic stock option grants to non-employee directors of the Company.

     Section 162(m) of the Code provides that public companies are denied a Federal income tax deduction for compensation in excess of $1 million to any covered employee except to the extent the compensation is performance based. The Compensation Committee believes that all compensation paid by the Company in 2002 complied with the Section 162(m) limitation. It is the present intention of the Compensation Committee to seek to ensure that all compensation payable to executives that is otherwise tax deductible will continue to be tax deductible. However, the Compensation Committee reserves the right to take whatever action with respect to the compensation of executive officers that it deems appropriate and in the best interests of the Company and its stockholders.

     The foregoing report has been furnished by James R. Thompson and Richard R. Burt.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. There are no compensation committee interlocks or insider participation in compensation decisions.

     STOCKHOLDER RETURN PERFORMANCE GRAPH. The following graph compares the percentage change in the Company's cumulative total stockholder return on its Class A Common Stock (assuming all dividends were reinvested at the market price on the date of payment) against the cumulative total stockholder return of the NYSE Market Index and the Media General Industry Group Index -- Newspapers for the period commencing with December 31, 1997 through December 31, 2002. The Class A Common Stock has been listed on the NYSE under the symbol "HLR".

                  COMPARISON OF CUMULATIVE TOTAL RETURN OF THE
          COMPANY, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                              (PERFORMANCEE GRAPH)

----------------------------------------------------------------------------------------------------------------
                                       1997         1998         1999         2000         2001         2002
----------------------------------------------------------------------------------------------------------------
 Hollinger Intl. Inc.                 100.00       102.73        99.70       127.17        97.98        87.43
 Publishing -- Newspapers             100.00       100.60       129.01       114.18        99.08       103.75
 NYSE Market Index                    100.00       118.99       130.30       133.40       121.52        99.27

                    SOURCE: MEDIA GENERAL FINANCIAL SERVICES
                                 P.O. BOX 85333
                               RICHMOND, VA 23293
                            PHONE: 1-(800) 446-7922
                             FAX: 1-(804) 649-6826

     The information in the graph was prepared by Media General Financial Services. The graph assumes an initial investment of $100 and reinvestment of dividends during the period presented.

                              INDEPENDENT AUDITORS

     The Audit Committee has appointed KPMG LLP as independent auditors of the Company for the year ending December 31, 2003. Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Fees billed to the Company by KPMG LLP during fiscal 2002 were as follows:

Audit fees(1)...............................................   $1,528,036
Audit related fees(2).......................................      133,004
                                                               ----------
     Audit and audit related fees...........................   $1,661,040
Tax fees(3).................................................    3,832,018
All other fees(4)...........................................      463,282
                                                               ----------
     Total fees.............................................   $5,956,340
                                                               ----------

---------
(1) Audit fees for 2002 include fees for the annual audit, quarterly reviews, statutory audits, consents and comfort letters (including those related to the 2002 Publishing debt offering). This amount represents a current estimate of overall fees, which have not yet been fully billed.

(2) Audit related fees consist of fees for employee benefit plan audits and due diligence procedures performed.

(3) Tax fees consist of fees for tax compliance, international tax, transaction assistance and state tax planning.

(4) All other fees consist principally of assistance with arbitration with joint venture parties and circulation audits.

     The Audit Committee has considered whether, and has concluded that, the provision of such non-audit services is compatible with maintaining KPMG LLP's independence.

     Every practicable effort is made to have the Audit Committee (or the Audit Committee Chairman when such committee is not convened) pre-approve new audit services or non-audit services to be provided by the Company's auditor.

                             STOCKHOLDER PROPOSALS

     Proposals that stockholders desire to have included in the Company's proxy materials for the 2004 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at its principal executive office no later than November 29, 2003.

     For a stockholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the stockholder from the floor at the 2004 Annual Meeting of Stockholders, the stockholder must provide timely advance notice. Advance notice must be received by the Secretary of the Company at its principal executive offices no later than February 12, 2004 in order to be timely. If a proposal is received after that date, the Company's proxy for the 2004 Annual Meeting will confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2004 Annual Meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other business which will come before the Annual Meeting for action by the stockholders other than the matters specified in the accompanying Notice of the Annual Meeting. If any other matters requiring a stockholder vote properly come before the meeting, the persons appointed in the enclosed proxy will vote in accordance with their discretion with respect to such matters.

                                            -S- MARK S. KIPNIS
                                            Mark S. Kipnis
                                            Vice President-Law and Secretary
Chicago, Illinois
March 26, 2003

                                                                         ANNEX A

                          HOLLINGER INTERNATIONAL INC.
                            AUDIT COMMITTEE CHARTER

     A. Organization. The Audit Committee shall be comprised of a minimum of three (3) directors, each of whom shall be independent and financially literate or become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. Further, at least one member of the Audit Committee shall have accounting or related financial management expertise. Members of the Audit Committee shall be considered independent if they have no relationship to the corporation that may interfere with the exercise of their independence from management and the corporation. Audit Committee members and the committee chairman shall be designated by the full Board of Directors. The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

     B. Statement of Policy. The Audit Committee shall provide assistance to the Board of Directors in fulfilling their responsibility to the shareholders related to corporate accounting, reporting practices of the corporation and the quality and integrity of the financial reports of the corporation. In carrying out this statement of policy, the Audit Committee shall be guided by the following principles:

     Principle 1:  Monitoring the Other Component Parts of the Audit
                   Process. The Audit Committee shall oversee the work of management and the outside auditors to endorse the processes and safeguards employed by each. In particular, the Audit Committee shall encourage procedures that promote accountability among these players, ensuring that management properly develops and adheres to a sound system of internal control and that the outside auditors, through their own review, assess management's practices.

     Principle 2:  Independent Communication and Information Flow Between the
                   Audit Committee and Outside Auditors. Only through open, regular, frank and confidential dialogue will the Audit Committee be in a position to utilize the knowledge of the outside auditors in assessing internal controls, management and the impact of each on the quality and reliability of the financial statements. In addition, the Audit Committee shall promote a culture that values objective and critical analysis of management. In this regard, the Audit Committee shall ensure that the outside auditors have provided the committee with the information that would be required to be disclosed by GAAS, including the topics covered by SAS 54, 60, 61 and 82.

     Principle 3:  Candid Discussions With Management and Outside Auditors
                   Regarding Issues Implicating Judgment and Impacting
                   Quality. The Audit Committee shall discuss with the outside auditor the auditor's judgments about the quality, not only the acceptability, of the corporation's accounting principles as applied in its financial reporting; the discussions shall include such issues as the clarity of the corporation's financial disclosures and degree of aggressiveness or conservatism of the corporation's accounting principles and underlying estimates and other significant decisions made by management in preparing the financial disclosure.

     Principle 4: Diligent and Knowledgeable Audit Committee Membership.  The
                  Audit Committee shall carefully consider further qualifications for those who serve on the Audit Committee.

     C. Responsibilities. In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements. In carrying out these responsibilities, the Audit Committee will:

     1. Provide an open avenue of communication between the outside auditor and the Board of Directors.

     2.  Review and update the committee's charter annually.

     3. As the outside auditor is ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the shareholders, the Audit Committee shall have the authority and responsibility to select, evaluate and, where appropriate, recommend replacement of the outside auditor.

     4. The Audit Committee is responsible for ensuring its receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and the corporation, consistent with Independence Standards Board Standard 1; the Audit Committee is also responsible for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full Board take, appropriate action to ensure the independence of the outside auditor.

     5. Confirm and assure the independence of the outside auditor, including a review of non-audit related services provided by the outside auditor.

     6.  Consider and review with the outside auditor:

        (a) The adequacy of the corporation's internal controls; and

        (b) Any related significant findings and recommendations of the outside auditor together with management's responses thereto.

     7. Review with management and the outside auditor at the completion of the examination:

        (a) The corporation's annual financial statements and related footnotes;

        (b) The outside auditor's audit of the financial statements and report thereon;

        (c) Any significant changes required in the outside auditor's audit plan;

        (d) Any serious difficulties or disputes with management encountered during the course of the audit; and

        (e) Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards.

     8. Meet with the outside auditor and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

     9. Report Audit Committee actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate.

     10. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

     11. The Audit Committee shall meet as frequently as circumstances require. The Audit Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

     12. The Audit Committee will perform such other functions as assigned by law, the corporation's charter or bylaws or the Board of Directors.

                          HOLLINGER INTERNATIONAL INC.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                          HOLLINGER INTERNATIONAL INC.
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2003

The undersigned holder of shares of Class A Common Stock, par value $.01 per share ("Class A Shares"), and/or Class B Common Stock, par value $.01 per share ("Class B Shares"), of Hollinger International Inc. ("Hollinger International"), hereby appoints Mark S. Kipnis and Linda Loye, individually, with full power of substitution in each of them, as proxy or proxies to represent the undersigned and vote all Class A Shares and/or Class B Shares of Hollinger International which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders of Hollinger International to be held on May 22, 2003 at 11:00 a.m., local time, at the Metropolitan Club, One East 60th Street, New York, New York 10022, and at any adjournments or postponements thereof, upon all matters coming before such meeting. Said proxies are directed to vote as set forth below and, in their discretion, upon such other matters as may properly come before the meeting.

(1) Nominees to serve for a one-year term expiring at the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified:

     (01) Peter Y. Atkinson; (02) Barbara Amiel-Black; (03) Lord Black of Crossharbour, PC(Can), OC, KCSG; (04) Hon. Richard R. Burt; (05) Daniel W. Colson; (06) Hon. Henry A. Kissinger; (07) Marie-Josee Kravis; (08) Shmuel Meitar; (09) Gordon A. Paris; (10) Hon. Richard N. Perle; (11) F. David Radler; (12) Hon. James R. Thompson.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOLLINGER INTERNATIONAL. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
                  (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------
    /\ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL /\

                PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING
                       YOUR PROXY BY TELEPHONE OR INTERNET











6545--HOLLINGER INTERNATIONAL INC.

                          HOLLINGER INTERNATIONAL INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]


                                                                                         -----------------------------------------


                                                                                         -----------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.                                      CONTROL NUMBER

1. ELECTION OF DIRECTORS
   Nominees:  (01) Peter Y. Atkinson, (02) Barbara Amiel-Black, (03) Lord Black of
   Crossharbour, PC(Can), OC, KCSG, (04) Hon. Richard R. Burt, (05) Daniel W.                       For      Withhold     For All
   Colson, (06) Hon. Henry A. Kissinger, (07) Marie-Josee Kravis, (08) Shmuel                       All         All       Except
   Meitar, (09) Gordon A. Paris, (10) Hon. Richard N. Perle, (11) F. David Radler,                  [ ]         [ ]        [ ]
   (12) Hon. James R. Thompson.
   Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name in the space provided below:

   ------------------------------------------

2. OTHER BUSINESS. The proxies shall be authorized to vote on any
   other business properly brought before the meeting and any           Mark this box if you will attend the Annual Meeting     [ ]
   adjournments or postponements thereof in accordance with their
   discretion.                                                          Mark this box if you will not attend the Annual Meeting [ ]



                                                                        -----------------------------------------------------------


                                                                        -----------------------------------------------------------
                                                                             SIGNATURE(S)                            DATE

                                                                        NOTE: Please sign EXACTLY as your name appears hereon. When signing as executor, trustee, etc., or as officer of a
                                                                        corporation, give full title as such. For joint accounts,
                                                                        please obtain both signatures.

--------------------------------------------------------------------------------
    /\ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL /\

        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
          THE ENCLOSED POSTAGE PAID ENVELOPE IF YOU ARE VOTING BY MAIL.

                          HOLLINGER INTERNATIONAL INC.

Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

The LaSalle Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until May 21, 2003, the day before the meeting.

                    Use a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow
  [PHONE] the instructions. Have your control number (located in the upper right corner of the proxy form) available when you call.

                    Accessing the World Wide Web site
                    http://www.eproxyvote.com/hlr/ to vote via the Internet.
                    Have your control number (located in the upper right corner
 [COMPUTER]         of the proxy form) available when you access the web page.
                    Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

                        THANK YOU FOR VOTING YOUR SHARES
                             YOUR VOTE IS IMPORTANT!

  DO NOT RETURN THIS PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.


6545--HOLLINGER INTERNATIONAL INC.